EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Gregory A. Marsh                                   Michelle D. Getty
Vice President & CFO                               Investor Relations
AmeriPath, Inc.                                    AmeriPath, Inc.
561-712-6211                                       561-712-6260
                                                   E-mail: invrel@ameripath.com


             AMERIPATH, INC. ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

Riviera Beach, FL, April 5, 2001 - AmeriPath, Inc. (Nasdaq:PATH), the largest physician and laboratory company focused on providing anatomic pathology, cancer diagnostic, genomics, and healthcare information services, today announced that it has amended its credit facility with the syndicate of banks led by Fleet National Bank.

The amendment was executed March 29, 2001, and provides the Company with the ability to record charges, in excess of those previously approved by the lenders, in connection with the acquisition of Inform DX, without impacting future covenant compliance. These additional charges were disclosed in the Company's press release dated February 27, 2001. The Company expects the charges, totaling approximately $7.2 million, to be recorded in the first quarter of 2001. These charges resulted from the formalization of the Inform DX integration plans and increased the synergy estimates from $3.0 million to more than $5.0 million per year.

The amendment increased the Company's interest rate by 37.5 basis points. Since the Company's interest rate is tied to the prime rate or LIBOR, we believe that the increase will be mitigated by the recent rate reductions put in place by the Federal Reserve Board. As consideration for the amendment, the Company will be required to pay an amendment fee of up to 30 basis points to lenders that consent to the amendment. This fee will be charged to the merger costs in the first quarter of 2001. The entire amendment will be filed on Form 8-K on April 6, 2001.

Chairman and Chief Executive Officer, James C. New, stated, "We are pleased to announce the amendment to our credit agreement. Although the amendment came with some additional cost, its execution clears the way for us to continue the integration of Inform DX's operations with AmeriPath. These charges were essential to accomplishing the most effective integration plan and, as a result, our annual synergy estimates have increased from our original estimate of $3.0 million to $5.0 million. Once again, our syndicate of banks, led by Fleet and Bank of America, has provided us with the flexibility necessary to exceed our original goals."

AmeriPath, Inc. is the nation's largest company focused on providing anatomic pathology, cancer diagnostics, genomics, and physician and laboratory healthcare information services to physicians, hospitals, national clinical laboratories and managed care organizations. The Company's 425 physicians provide medical services through 42 outpatient pathology laboratories, 224 hospital inpatient laboratories, and 64 outpatient surgery centers in 21 states.

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         The statements contained in this press release may include
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are based on management's current beliefs and expectations. Past performance is not necessarily indicative of future results. In addition, forward-looking statements - which are identified by words such as "may", "should", "believe", "expect", "anticipate", "estimate" and similar expressions - as well as any financial and operating estimates, forecasts and/or projections, are subject to a number of risks and uncertainties, many of which involve factors or circumstances which are beyond the Company's ability to control. These factors, risks and uncertainties could cause actual results to differ materially from historical results or those expected, estimated or anticipated. These include factors, risks and uncertainties relating to general economic conditions; competition and changes in competitive factors; the extent of success of the Company's operating initiatives and growth strategies, federal and state healthcare regulation (and compliance); reimbursement rates under government-sponsored and third party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and contracts; the ability to attract, motivate, and retain pathologists; labor and technology costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; the successful completion and integration of acquisitions (and achievement of planned or expected synergies); access to sufficient amounts of capital on satisfactory terms; and tax laws. The forward looking statements included in this press release are made as of the date hereof, and the Company undertakes no obligation to update or revise any such statements, whether as result of new developments, new information or otherwise. Further information regarding risks, uncertainties and other factors that could affect the Company's financial or operating results, or which could cause actual results to differ materially from those expected, estimated or anticipated, are included in the Company's annual report on Form 10-K for the year ended December 31, 2000 and subsequent filings with the SEC.

Editor's Note: This release is also available at http://www.ameripath.com